EXHIBIT 99.1

Press Release www.shire.com

Elections for Interim Dividend in Respect of the Six Months to June 30, 2015

August 24, 2015 - Shire plc (LSE: SHP, NASDAQ: SHPG) announced on July 23, 2015, an interim dividend of 4.21 US cents per Ordinary Share payable on October 2, 2015, to shareholders on the register of members at the close of business on September 4, 2015.

Shareholders are reminded that the final date for submission of elections to receive UK sourced dividends via the income access share arrangements is September 4, 2015. In the absence of any such elections, previous elections or deemed elections will remain in force.

Shareholders who do not elect (or have not been deemed to elect) to receive UK sourced dividends through the income access share arrangements are reminded that their dividends will be Irish sourced and subject to Irish dividend withholding tax unless the Company's Registrar is in possession of a valid exemption form by 5pm on September 4, 2015.

Enquiries may be addressed to the Company’s Registrar’s helpline on 0871 384 2553 or +44 121 415 7593.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX